Exhibit 99.1

                 GULF RESOURCES PROVIDES 2007 FINANCIAL GUIDANCE

            Management Expects to Report Revenues of $45 million and
                            Net Income of $11 million

LOS ANGELES and SHENZHEN, China, May 29, 2007 /Xinhua-PRNewswire/ - Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR) and its wholly-owned subsidiaries Shuoguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), today announced financial guidance for 2007.

Management expects to report 2007 revenues of $45 million, an increase of approximately 150 percent from $17.8 million reported for calendar 2006. Net income is expected to increase approximately 820 percent to $11 million from the $1.2 million reported in 2006, which included a $5.3 million non cash equity compensation charge. These estimates do not include any potential future non cash charges related to the amortization of goodwill from previously completed acquisitions.

The guidance provided today includes the February 2007 acquisition of "SYCI" and the recent asset purchase of a bromine producer named Shouguang City Qinshuibo Area by the Company's "SCHC" subsidiary. Management expects that its core bromine business will grow approximately 8.6 percent year over year and that it will process, produce and ship approximately 10,900 tons of bromine for the 2007 calendar year, equating to $29 million in total revenue. Through new product introductions, a targeted sales approach, and extensive customer support, the Company expects its "SYCI" subsidiary to contribute revenue of $16 million, which equates to 13.4 percent organic growth compared to 2006.

"Management has identified several incremental bromine acquisition opportunities located in close proximity to its current operations. With a number of these production facilities not maintaining the appropriate governmental licenses, this represents an ideal time for "SCHC" to purchase, consolidate and increase production output and manufacturing efficiencies. Any contemplated acquisition is expected to be incremental to this guidance," stated Gulf Resources Inc. CEO Mr. Ming Yang.

"We are experiencing growth in both of our operating subsidiaries, which is being driven through organic expansion and targeted acquisitions. In our "SCHC" subsidiary, we anticipate significantly increasing the number of bromine wells and convey trench lines and leveraging a new integrated production process to improve yield. Given the supply and demand characteristics in the domestic market, we are in a position to sell everything we can produce. Further, we believe "SYCI" was a complementary addition, and given its broad chemical product portfolio and recent entry into the Power Generation Market we are optimistic about further growth in this business. We will continue to prudently manage costs by leveraging purchasing power for raw materials, utilizing our work force over an expanded production field while passing shipping costs to our customers, which we anticipate will collectively enable us to further enhance profit margins on a go forward basis."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement:

Several statements in this earnings guidance news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release. For more information, please contact:

    Ethan Chuang
    Tel: +1-714-858-1147
    Email: Ethan@gulfresourcesco.com

    Matthew Hayden
    HC International, Inc.
    Tel: +1-858-704-5065
    Email: matt@haydenir.com

                                       2